U. S. SECURITIES AND EXCHANGE COMMISSION

Washington, D. C. 20549
 _____________________________________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):   September 7, 2005

SILVER DRAGON RESOURCES INC.
(Exact name of small business issuer as specified in its charter)

Delaware	0-29657	33-0727323
(State or other jurisdiction of	(Commission File Number)	(IRS Employer Identification
incorporation or organization)		No.)

1121 Steeles Avenue West, Suite 803
Toronto, Ontario M2R 3W7
(Address of Principal Executive Offices) (Zip Code)

(416) 661-4989
(Registrant's telephone number)

None
(Former name, former address and former fiscal year, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

|_| Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

|_| Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

|_| Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

|_| Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4c))

Section 1 - Registrant's Business and Operations

Item 1.01 Entry into a Material Definitive Agreement

On September 7, 2005, Silver Dragon Resources, Inc. (the "Company") entered into a Joint Venture Agreement (the "Agreement") with Linear Gold Corp., Linear Gold Caribe, S.A. (Linear Gold Corp. and Linear Gold Caribe, S.A. are collectively referred to as "Linear Gold"), and Linear Gold Mexico, S.A. de C.V. ("Linear Mexico").

Linear Mexico, which is wholly-owned by Linear Gold, owns an option ("Linear Mexico's Option") to acquire the exploration and exploitation rights to the property known as the Tierra Blanca Property in Durango, Mexico (the "Property"). Under Linear Mexico's Option, Linear Mexico is entitled to acquire the exploration and exploitation rights to the Property by payment of $2,000,000. Prior to exercising Linear Mexico's Option, and to keep Linear Mexico's Option in force, Linear Mexico is required to pay the property owners $20,000 in year one, $35,000 by April 6, 2006, and $70,000 by April 6, 2007.

Under the Agreement, the Company has the option to acquire a 55% interest in the Property. If the option is exercised, the property would be conveyed to a newly formed corporation, which the Company would own 55% of, with Linear Gold owning the remaining 45%. Upon execution of the Agreement, the Company paid Linear Gold $45,000 and issued Linear Gold 100,000 shares of common stock.

In order to exercise the option to acquire a 55% interest in the Property, the Company must:

  pay Linear Gold an additional $75,000 on March 31, 2006;

  issue Linear Gold an additional 200,000 shares of common stock on September 7, 2006;

  pay Linear Gold an additional $110,000 on March 31, 2007; and

  issue Linear Gold an additional 300,000 shares of common stock on September 7, 2007.

In addition, the Company is required to make expenditures for work on the Property in the following amounts: $150,000 in Year 1, $200,000 in Year 2, and $500,000 in Year 3.

In the event the Company exercises the option to acquire an interest in the Property, it would be responsible for paying 55% of the option price (or $1,100,000) and 55% of any funds necessary to mine the Property.

The Company can terminate its obligation to pay funds and issue shares under the Agreement at any time that it does not wish to continue exploration of the Property on thirty days notice to Linear Gold. In the event the Company makes all payments and issues all shares under the Agreement, but Linear Gold elects not to exercise Linear Mexico's Option, then Linear Gold will assign Linear Mexico's Option to a Mexican subsidiary of the Company in consideration for $2.00.

In the event Linear Mexico's Option is exercised, and the Company exercises its option under the Agreement, then Linear Gold and the Company have agreed to work on good faith to develop a budget for mining the Property, in which event both Linear Gold and the Company will have thirty days to contribute their respective shares of the budget. In the event one party does not contribute its share of the budget, the defaulting party's share of ownership of the corporation established to own the mining rights will be reduced to reflect its pro rata share of total capital contributed, based upon an initial valuation of the Property of $3,545,454.50.

The company formed to own the mining rights will be governed by a management committee composed of one member selected by each of the Company and Linear Gold. Among the decisions the company cannot make without the unanimous consent of both the Company and Linear Gold are: a decision to bring the mine into production; the incurrence of any indebtedness other than normal accounts payable; pledging, assigning or encumbering the company's assets; any capital commitment in excess of $100,000; hiring any employees with an annual salary in excess of $100,000; the creation of new classes of capital stock or the issuance of any new shares of capital stock; or any disposition of the assets of the company. Day to day management of the company will be handled by an operator, which will be the entity that holds the greatest share of ownership of the company.

Section 2 - Financial Information

Item 2.01 Completion of Acquisition or Disposition of Assets

See Item 1.01 herein.

Section 3 - Securities and Trading Markets

Item 3.02 Unregistered Sales of Equity Securities

In September 2005, the Company completed the private sale of 2,600,000 shares of its common stock at $0.10 per share, for total gross proceeds of $260,000. No underwriting discounts or commissions were paid in connection with the sale. The sale of the shares was exempt from registration pursuant to Section 4(2) of the Securities Act of 1933, as amended, and/or Regulation D promulgated thereunder, and/or Regulation S promulgated thereunder. All of the purchasers of the shares were sophisticated and/or accredited investors, and were provided with information comparable to what would be required in a registration statement. The shares were issued with a restrictive legend. In addition, none of the purchasers were U.S. persons as defined in Regulation S, and the sale took place outside the U.S.

Section 9 - Financial Statements and Exhibits

Item 9.01 Financial Statements and Exhibits.

(a) None.

(b) None.

(c) None.

(d) Exhibits.

Regulation
S-B No.	Description

10	Joint Venture Agreement by and between Silver Dragon Resources, Inc., Linear
Gold Corp., Linear Gold Caribe, S.A., and Linear Gold Mexico, S.A. de C.V.

SIGNATURES

In accordance with the requirements of the Exchange Act, the registrant caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

SILVER DRAGON RESOURCES INC.

Date: October 31, 2005	/s/ Marc Hazout
By: Marc Hazout, President and Chief Executive Officer